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                                                                    EXHIBIT 99.1


NEWS                                                              (EL PASO LOGO)
For Immediate Release


EL PASO CORPORATION UPDATES 2003 OPERATIONAL AND FINANCIAL PLAN

HOUSTON, TEXAS, JULY 11, 2003 -- El Paso Corporation today provided an update on several elements of its 2003 Operational and Financial Plan. As part of its originally announced plan, El Paso committed to significantly reducing its debt by exiting businesses, selling assets that are not core to its natural gas operations and substantially cutting costs. The company has made considerable progress to date in implementing this plan.

The company also announced the sales of its Asphalt business and its Louisiana Lease Crude business for combined proceeds of approximately $102 million. The Asphalt business is being sold to Trigeant EP, Ltd. for approximately $90 million, including inventory valued at approximately $55 million. The Louisiana Lease Crude business was sold to Plains All American Pipeline, L.P. for approximately $12 million, including inventory valued at approximately $2 million.

Year to date, El Paso has completed approximately $1.8 billion of asset sales and also has approximately $820 million in asset sales announced or under contract. During the second quarter, El Paso completed the sale of several midstream assets in the north Louisiana and mid-continent regions, its ownership in Enerplus Global Energy Management Company and a number of smaller assets.

On May 13, 2003, El Paso announced it would increase its original 2003 asset sales goal of $3.4 billion by an additional $2.5 billion (by year-end 2004) to further reduce its debt levels. This additional $2.5 billion in asset sales includes the company's Aruba refinery and other petroleum assets and a number of other non-core assets. In addition, El Paso announced a decision to exit the telecommunications business through a joint venture or sale of the company's business. As disclosed in El Paso's first quarter Form 10-Q, these actions will result in impairment charges. The company currently expects to take those charges in the second quarter of 2003. Also, with its decision to sell the Aruba refinery in the next 12 months, the company will treat its petroleum business as a discontinued operation beginning in the second quarter of 2003.


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El Paso's Clean Slate cost-cutting initiative has identified approximately $445 million of annual cost savings that will be phased in by the end of 2004. This exceeds El Paso's initial target of $400 million, and the company has already taken significant steps to implement this program. More details of this program will be provided when El Paso announces the results of its long-range planning process.

A summary of the company's expected second quarter charges, based on currently available information, is as follows:

     o Petroleum (including Aruba), telecommunications, and other asset impairment charges of $1.3 billion to $1.5 billion, pre-tax;

     o Western energy estimated settlement charges of $150 million to $200 million, pre-tax (announced in a press release dated June 26, 2003); and

     o Severance and other charges related to the Clean Slate initiative of approximately $30 million, pre-tax.

El Paso Corporation is the leading provider of natural gas services and the largest pipeline company in North America. The company has core businesses in pipelines, production, and midstream services. Rich in assets, El Paso is committed to developing and delivering new energy supplies and to meeting the growing demand for new energy infrastructure. For more information, visit www.elpaso.com.


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
--------------------------------------------------------------------------------
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to attract and retain qualified members of the Board of Directors; the successful recruitment and retention of a qualified CEO; the successful implementation of the 2003 operational and financial plan; the successful implementation of the settlement related to the Western Energy Crisis; actions by the credit rating agencies; our ability to successfully exit the energy trading business; our ability to divest of certain non-core assets; changes in commodity prices for oil, natural gas, and power; general economic and weather conditions in geographic regions or markets served by El Paso Corporation and its affiliates, or where operations of the company and its affiliates are located; the uncertainties associated with governmental regulation; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; competition, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

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CONTACTS
Communications and Government Affairs
Norma F. Dunn, Senior Vice President
Office: (713) 420-3750
Fax: (713) 420-3632

Investor Relations
Bruce L. Connery, Vice President
Office: (713) 420-5855
Fax:    (713) 420-4417

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